Exhibit 10.1

PRESS RELEASE

Magic Software Reports Record-Breaking Operating Results in the First Quarter of 2011

Magic Software Reports Strong Results for Q1 2011 with 68% Year-over-Year Net Income Growth

Or Yehuda, Israel, April 28, 2011 – Magic Software Enterprises Ltd. (NASDAQ: MGIC), a global provider of cloud and on-premise enabled application platforms and business integration solutions, today announced its financial results for the first quarter of 2011.

Financial Highlights for the First Quarter

First quarter revenues increased 29% year over year to $25.5 million from $19.7 million.

Operating income for the first quarter increased 78% year over year to $3.1 million, compared to $1.8 million in the same period last year.

Net income for the first quarter increased 68% year over year to $3.1 million from $1.9 million in the same period last year.

Operating cash flow for the quarter amounted to $4.8 million. Total cash and cash equivalents, short-term bank deposits and short-term investments in marketable securities as of March 31, 2011 amounted to $50.2 million.

Results

For the quarter ended March 31, 2011, total revenues were $25.5 million, with net income of $3.1 million, or $0.08 per fully diluted share. This compares with revenues of $19.7 million and net income of $1.9 million, or $0.06 per fully diluted share, for the same period last year.

Operating income for the quarter ended March 31, 2011, was $3.1 million, or $0.08 per fully diluted share. This compares to operating income of $1.8 million, or $0.05 per fully diluted share, for the same period a year ago.

Comments of Management

Commenting on the results, Guy Bernstein, Chief Executive Officer of Magic Software, said: “These strong results have continued the trend set in the previous quarter, once again breaking company records for revenues and profit, and sustaining double-digit overall growth year over year. Despite the slowdown we are experiencing in Japan due to the current crisis, and the sluggishness of the economic recovery in the US and Europe, Magic has continued to perform well in all centers of activity around the world.”

“We have expanded our installed base globally by adding new customers. In addition, our existing customers have continued to upgrade their Magic products, migrating to our newest advanced technology offering. Moving forward, we have exciting new product launches for mobile and cloud environments scheduled for the coming months,” concluded Mr. Bernstein.

Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income, basic and diluted earnings per share and other non-GAAP financial measures. These non-GAAP measures exclude the following items:

•	Amortization of purchased intangible assets

•	In-process research and development capitalization and amortization and

•	Equity-based compensation expense

Magic Software’s management believes that the presentation of non-GAAP measures provides useful information to investors and management regarding financial and business trends relating to the Company’s financial condition and results of operations as well as the net amount of cash generated by its business operations after taking into account capital spending required to maintain or expand the business.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Magic Software believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with Magic Software’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Magic Software’s results of operations in conjunction with the corresponding GAAP measures.

Refer to the Reconciliation of Selected Financial Metrics from GAAP to Non-GAAP tables below.

About Magic Software

Magic Software Enterprises Ltd. (NASDAQ: MGIC) is a global provider of cloud and on-premise application platform and business integration solutions. For more information, visit http://www.magicsoftware.com

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product conditions, both here and abroad, release and sales of new products by strategic resellers and customers, and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.
Magic is the trademark of Magic Software Enterprises Ltd.

Press contact:

Tania Amar
Magic Software Enterprises
Tel: +972 (0)3 538 9300
Email: tania@magicsoftware.com

MAGIC SOFTWARE ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands (except per share data)

	Three months ended
	March 31,
	2011	2010
	Unaudited
Revenues	25,488	19,711
Cost of Revenues	15,156	11,247
Gross profit	10,332	8,464
Research and development, net	366	631
Selling, marketing and general and
administrative expenses	6,835	6,079
Total operating costs and expenses	7,201	6,710
Operating income	3,131	1,754
Financial income, net	102	113
Other income, net	11	61
Income before taxes on income	3,244	1,928
Taxes on income	43	78
Net income	3,201	1,850
Net income attributable to non-controlling interests	(88)	-
Net income attributable to Magic Shareholders	3,113	1,850

Net earnings per share attributable to
Magic:
Basic	0.09	0.06
Diluted	0.08	0.06

Weighted average number of shares used in
computing net earnings per share attributable to
Magic:
Basic	36,085	31,942
Diluted	37,074	32,351

MAGIC SOFTWARE ENTERPRISES LTD.
RECONCILIATION BETWEEN GAAP AND NON-GAAP
STATEMENTS OF INCOME FOR COMPARATIVE PURPOSES
U.S. dollars in thousands (except per share data)

	Three months ended
	March 31,
	2011	2010
	Unaudited
GAAP operating income	3,131	1,754
Amortization of capitalized software and
other intangible assets	883	950
Capitalization of software development	(1,289)	(711)
Stock-based compensation	164	36
Total adjustments to GAAP	(242)	275
Non-GAAP operating income	2,889	2,029

GAAP net income attributable to Magic Shareholders	3,113	1,850
Total adjustments to GAAP as above	(242)	275
Non-GAAP net income attributable to Magic
Shareholders	2,871	2,125

Non-GAAP basic net earnings per share
attributable to Magic	0.08	0.07
Weighted average number of shares used in
computing basic net earnings per share	36,085	31,942

Non-GAAP diluted net earnings per share
attributable to Magic	0.08	0.07
Weighted average number of shares used in
computing diluted net earnings per share	37,173	32,401

MAGIC SOFTWARE ENTERPRISES LTD.
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	March 31,	December 31,
	2011	2010
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	41,309	43,661
Short-term bank deposits	5,965	24
Available-for-sale marketable securities	2,881	2,857
Trade receivables, net	19,956	17,801
Other accounts receivable and prepaid expenses	3,490	4,029
Total current assets	73,601	68,372

LONG-TERM RECEIVABLES:
Severance pay fund	328	325
Other long-term receivables	2,474	2,141
Total other long-term receivables	2,802	2,466

PROPERTY AND EQUIPMENT, NET	1,811	1,827
IDENTIFIABLE INTANGIBLE ASSETS AND
GOODWILL, NET	42,725	39,285

TOTAL ASSETS	120,939	111,950

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term credit and current maturities
of long term loans	7	9
Trade payables	3,068	2,994
Accrued expenses and other accounts payable	14,472	15,028
Deferred revenues	6,586	1,526
Total current liabilities	24,133	19,557

NON-CURRENT LIABILITIES:
Long-term loans	2	2
Liability due to acquisition activities	1,315	2,990
Accrued severance pay	549	536
Total non-current liabilities	1,866	3,528

EQUITY
Magic Shareholders' equity	93,353	88,865
Non-controlling interests	1,587	-
Total equity	94,940	88,865

TOTAL LIABILITIES AND EQUITY	120,939	111,950